UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Reliv International, Inc.

(Name of Registrant as Specified in its Charter)

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RELIV’ INTERNATIONAL, INC.

136 Chesterfield Industrial Boulevard

Chesterfield, Missouri 63005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO

BE HELD ON MAY 26, 2016

To:	Stockholders of Reliv’ International, Inc.

The Annual Meeting of the Stockholders of Reliv’ International, Inc. will be held at Reliv’ International, Inc., Corporate Headquarters, 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005, on Thursday, May 26, 2016, at 9:00 a.m., Central Daylight Savings Time, for the following purposes:

1.	To elect 5 directors to hold office during the year following the Annual Meeting or until their successors are elected (Item No. 1 on the proxy card);

2.	To approve an amendment to our Second Amended and Restated Certificate of Incorporation to effect a Reverse Stock Split of our common stock at a specific ratio within a range from 1-for-3 to 1-for-7 and to grant authorization to the Board of Directors to determine, in its discretion, the timing and the specific ratio of the Reverse Stock Split (Item No. 2 on proxy card);

3.	To approve, by non-binding vote, named executive compensation (Item No. 3 on proxy card); and

4.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2016 (Item No. 4 on the proxy card); and

5.	To transact such other business as may properly come before the meeting.

The close of business on March 24, 2016 has been fixed as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

April 11, 2016

/s/ Stephen M. Merrick
Stephen M. Merrick, Secretary

YOUR VOTE IS IMPORTANT

It is important that as many shares as possible be represented at the Annual Meeting. Please read this Proxy Statement and submit your Proxy via the Internet, or if you received a paper copy of your proxy materials, by using the toll-free telephone number provided or by completing, signing, dating and returning your Proxy in the pre-addressed envelope provided. Your Proxy may be revoked by you at any time before it has been voted.

RELIV’ INTERNATIONAL, INC.

136 Chesterfield Industrial Boulevard

Chesterfield, Missouri 63005

PROXY STATEMENT

Information Concerning the Solicitation

The Board of Directors of Reliv’ International, Inc. (the “Company”) is furnishing this Proxy Statement for the solicitation of proxies from holders of the outstanding common stock of the Company to be used at the 2016 annual stockholders meeting (the “Annual Meeting”) of the Company which will be held on Thursday, May 26, 2016 at 9:00 a.m., Central Daylight Savings Time. The Company has elected to provide access to these proxy materials over the Internet in accordance with rules adopted by the Securities and Exchange Commission (the “SEC”). On April 11, 2016 we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners. The Notice instructs you on how you may access the proxy materials on the Internet. It also instructs you on how you may vote your proxy. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting printed materials included in the Notice.

The cost of preparing, assembling and furnishing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The Company does not intend to solicit proxies otherwise than pursuant to the Notice and, where requested, mailing of proxy materials, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

Your vote is very important. Whether or not you plan to attend our Annual Meeting, please take the time to vote either by the Internet or, if you requested a paper copy of the proxy materials, by telephone using the instructions on the proxy card or by completing and mailing the proxy card enclosed with the proxy materials as soon as possible. If you elect to vote using the proxy card in the proxy materials you requested be mailed to you, you must sign, date and mail it and indicate how you want to vote. If you do not so indicate, your proxy will be voted as recommended by the Board of Directors.

Quorum and Voting

Only stockholders of record at the close of business on March 24, 2016 are entitled to vote at the Annual Meeting. On that day, there were 12,922,535 shares of common stock outstanding. Each share has one vote. Stockholders do not have cumulative voting rights in the election of directors. A simple majority of the outstanding shares is required to be present in person or by proxy at the meeting for there to be a quorum for purposes of proceeding with the Annual Meeting. A simple majority of the shares present in person or by proxy at the Annual Meeting, at which a quorum is present, is required to elect directors and approve the appointment of the Company’s independent registered public accounting firm. A simple majority of the issued and outstanding shares entitled to vote is necessary to approve the amendment to the Second Amended and Restated Certificate of Incorporation to effect the reverse stock split. Abstentions and withheld votes have the effect of votes against these matters. Broker non-votes (shares held of record by a broker for which a proxy is not given) will be counted for purposes of determining shares outstanding for purposes of a quorum, but will not be counted as present for purposes of determining the vote on any matter considered at the meeting.

If a stockholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a stockholder fails to so specify with respect to such proposals, the proxy will be voted “FOR” the nominees for directors contained in these proxy materials, “FOR” the amendment to our Second Amended and Restated Certificate of Incorporation to effect a Reverse Stock Split of our common stock, “FOR” approval of the named executive compensation, and “FOR” the appointment of the Company’s independent registered public accounting firm. A stockholder submitting a proxy prior to the Annual Meeting has the power to revoke it at any time before the shares subject to it are voted by (i) sending a written statement to that effect to the Secretary of the Company, (ii) submitting a valid proxy having a later date, or (iii) voting in person at the Annual Meeting.

Discretionary Voting Power

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. On matters which may be raised at the Annual Meeting that are not covered by this Proxy Statement, the persons named in the proxy will have full discretionary authority to vote. If any nominee for election as a director becomes unable to accept nomination or election, which we do not anticipate, the persons named in the proxy may vote for the election of another person recommended by the Board of Directors.

BENEFICIAL OWNERSHIP OF SHARES BY MANAGEMENT AND

SIGNIFICANT STOCKHOLDERS

The following table provides information concerning the beneficial ownership of the Company’s common stock by each director and nominee for director, named executive officers, all of the Company’s directors and officers as a group, and the beneficial owners known to the Company to hold more than five percent of the Company’s outstanding common stock as of March 24, 2016.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after March 24, 2016. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Percentage of class is based on 12,922,535 shares of common stock outstanding as of March 24, 2016.

Name of beneficial owner(1)	Amount and nature of beneficial ownership	Percent of class

Robert L. Montgomery(2)	3,645,720	28.04%

Carl W. Hastings(3)	647,843	5.00%

Stephen M. Merrick(4)	463,221	3.58%

John B. Akin(5)	3,250	*

John M. Klimek(6)	2,000	*

Robert M. Henry	1,000	*

David T. Thibodeau	—	*

Donald E. Gibbons, Jr. (7)	41,530	*

All Directors and nominees as a Group (8 persons)(8)	4,804,564	36. 74%

(footnotes on following page)

 * less than one percent

(1)	Unless otherwise indicated below, the person named in the table has sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address for each person is c/o Reliv’ International, Inc., 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005.

(2)	Includes 80,000 shares subject to options exercisable within 60 days after March 24, 2016, 2,516,096 shares held through the Montgomery Family Limited Partnership, and 483,904 shares held through Montgomery Enterprises, Ltd., for which Mr. Montgomery has sole voting and investment power.

(3)	Includes 32,000 shares subject to options exercisable within 60 days after March 24, 2016.

(4)	Includes 16,000 shares subject to options exercisable within 60 days after March 24, 2016. Includes 443,547 shares held in the name of The Merrick Company LLC.

(5)	Includes 2,000 shares subject to options exercisable within 60 days after March 24, 2016.

(6)	Includes 2,000 shares subject to options exercisable within 60 days after March 24, 2016.

(7)	Includes 22,900 shares subject to options exercisable within 60 days after March 24, 2016.

(8)	Includes 154,900 shares subject to options exercisable within 60 days after March 24, 2016.

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PROPOSAL ONE - ELECTION OF DIRECTORS

Five directors will be elected at the Annual Meeting to serve for terms of one year expiring on the date of the Annual Meeting in 2016. Each director elected will continue in office until a successor has been elected. If a nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named in the proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF ALL OF THE NOMINEES.

Information Concerning Nominees

The following is information concerning nominees for election to the Board of Directors.

Robert L. Montgomery, age 74, is the Chairman of the Board and Chief Executive Officer. Mr. Montgomery became Chairman of the Board of Directors and Chief Executive Officer on February 15, 1985. Mr. Montgomery served as President of the Company from July 1985 until July 2012. Mr. Montgomery is the President and a director of Reliv’, Inc. and President and a director of Reliv’ World Corporation, both wholly owned subsidiaries of the Company. Mr. Montgomery has been the principal executive officer of the Company since its founding in 1985. Prior to that time, he held positions for a number of years as an executive officer of several life insurance companies. Mr. Montgomery received a B.A. degree in Economics from the University of Missouri in Kansas City, Missouri in 1965. Mr. Montgomery is the father of R. Scott Montgomery, the President of Reliv Asia Pacific, and Ryan A. Montgomery, the Company’s President.

Carl W. Hastings, age 74, was appointed Vice Chairman and Chief Scientific Officer in April 2007. Prior to his appointment in April 2007, he served as Vice President of the Company since July 1, 1992. Dr. Hastings has been employed by the Company since April 1991. Dr. Hastings has served on the Board of Directors from February 1990 to May 2004 and from May 2005 to the present. Dr. Hastings has been the principal food scientist for the Company for more than 20 years and has been primarily responsible for the development of a majority of the Company’s products. Dr. Hastings holds B.S. and M.S. degrees and a Ph.D. degree in Food Science from the University of Illinois. For more than the past 30 years, Dr. Hastings has been engaged in a variety of employment and consulting capacities as a food scientist. Dr. Hastings is the father of Steven G. Hastings, the Company’s Executive Vice President, Sales and Marketing and Brett M. Hastings, Senior Vice President and Chief Operating Officer.

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John B. Akin, age 87, has been a member of the Board of Directors since June 1986. Mr. Akin retired as Vice President, A.G. Edwards & Sons and resident manager of the Decatur, Illinois branch office in 1995. Mr. Akin had been associated with A.G. Edwards & Sons as a stock broker, manager and officer since April 1973. Mr. Akin holds a B.A. degree from the University of Northern Iowa, Cedar Falls, Iowa, with a major in Social Science and minor in Economics and English literature. Mr. Akin serves on the Compensation and Nominating Committees.

John M. Klimek, age 57, has been a member of the Board of Directors since May 2010. From August 2004 to the present, Mr. Klimek has been employed by HFR Asset Management, LLC, Chicago, Illinois, a hedge fund management company, and currently serves as President. Mr. Klimek has been a practicing attorney in Illinois since 1984 specializing in corporate and securities law. He holds a B.S. in Accountancy from the University of Illinois and Juris Doctor Degree from the University of Illinois School Of Law. Mr. Klimek serves as the Chairman of the Compensation Committee and is a member of the Audit and Nominating Committees. He is also a director of CTI Industries Corporation (NASDAQ – CTIB).

Robert M. Henry, age 69, has been a member of the Board of Directors of the Company since November 2013. He was previously a member of the Board of Directors of the Company from May 2004 through May 2011. Mr. Henry is currently a private investor and business consultant. From January 2011 until May 2013, Mr. Henry served as Chief Executive Officer and Chairman of the Board for Immunotec, Inc., a public Canadian network marketing company that sells nutritional supplements (TSX Venture Exchange – IMM). From December 2004 to 2008, Mr. Henry served as Chairman and Chief Executive Officer of Arbonne International, Inc., a personal care products company. Mr. Henry received a B.S. degree in Accounting from Hunter College in New York and a J.D. from Brooklyn Law School. Mr. Henry serves as Chairman of the Audit Committee and a member of the Compensation and Nominating Committees.

Executive Officers Other Than Nominees

Ryan A. Montgomery, age 42, was appointed President in July 2012. Previously he was Executive Vice President, Worldwide Sales from April 2007 to July 2012 and Vice President, Sales from 2004 to 2007. Mr. Montgomery served as Corporate Counsel from September 1999 to October 2004. Mr. Montgomery received his B.A. degree in Economics from Vanderbilt University and graduated from Saint Louis University Law School.

R. Scott Montgomery, age 46, was appointed President of Reliv Asia Pacific in July 2012. Mr. Montgomery joined the Company in 1993 and previously served as Executive Vice President and Chief Operating Officer from April 2007 to July 2012, Senior Vice President – Worldwide Operations from 2004 to 2007 and Vice President of International Operations from 2001 to 2004. Mr. Montgomery graduated from Southwest Missouri State University with a B.S. degree in Finance and Investments.

Steven G. Hastings, age 50, was appointed Executive Vice President, Sales and Marketing in June 2013. He served as Senior Vice President, North American Sales from 2007 to 2013, Vice President, Sales from 2004 to 2007, Vice President of International Marketing from 2002 to 2004, and Director of International Marketing from 1996 to 2002. Mr. Hastings started with the Company in January 1993 as Director of Marketing. Mr. Hastings graduated from the University of Illinois with a Marketing degree and obtained his Master’s in Business from Butler University in Indianapolis.

Stephen M. Merrick, 74, has been Senior Vice President, Secretary and General Counsel since July 1989 and served as a member of the Board of Directors from 1989 to May 2013 and from May 2014 to May 2016. Mr. Merrick is Of Counsel to Vanasco, Genelly & Miller, which has served as legal counsel to the Company for certain matters, has been engaged in the practice of law for more than 45 years and has represented the Company since the Company’s founding. Mr. Merrick received a Juris Doctor degree from Northwestern University School of Law in 1966. He is also an officer and director of CTI Industries Corporation (NASDAQ – CTIB).

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Donald E. Gibbons, Jr., age 60, was named Senior Vice President, U.S. Sales on September 16, 2014. Mr. Gibbons has been employed by the Company in various sales and administrative capacities since June 1991. Mr. Gibbons has served previously as Vice President of U.S. Sales and Senior Vice President of Worldwide Sales. Mr. Gibbons received a B.A. degree in Accountancy from the University of Illinois, Springfield.

Steven D. Albright, age 54, has been Senior Vice President and Chief Financial Officer since March 2005. Mr. Albright was the Vice President, Finance/Controller from 2002 to 2005 and was the Controller since 1992. Prior to his employment with the Company, Mr. Albright was employed from 1987 to 1992 as Assistant Controller for Kangaroos USA, Inc., an athletic shoe importer and distributor. For the period from 1983 to 1987, he was employed by the public accounting firm of Ernst & Young LLP. Mr. Albright received a B.S. degree in Accountancy from the University of Illinois at Urbana-Champaign and is a CPA.

Brett M. Hastings, age 42, was appointed Senior Vice President and Chief Operating Officer in June 2013. He has been employed by the Company since February 2005 and previously served as Vice President, Legal and as Associate General Counsel. Prior to his employment by the Company, Mr. Hastings was employed as a senior associate with the law firm of Doster Ullom, LLC from 2003 to 2005 and as an associate with Thompson Coburn, LLP from 1998 to 2003. Mr. Hastings graduated from Ohio Northern University with a B.S.B.A and received a Juris Doctor degree from the University of Illinois School of Law.

Kurt C. Wulff, age 51, was appointed Vice President, Marketing in 2005 and has been employed by the Company in marketing positions since 1999. Previously, Mr. Wulff had over 10 years of sales and marketing positions in a variety of industries. He graduated from the University of Missouri-Columbia with a B.S. degree in Journalism.

Debra P. Hellweg, age 44, was appointed Vice President, Operations in June 2008.   She has been employed by the Company since 2004 and served as Director of Internal Audit from 2004 to 2008.   Prior to her employment with the Company, Ms. Hellweg was a Manager with Deloitte & Touche LLP and Vice President & Auditor of Southwest Bank of St. Louis.  Ms. Hellweg has a B.S.B.A. degree in Accounting from the University of Missouri and an MBA from Webster University and is a CIA.

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CORPORATE GOVERNANCE AND

THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the General Corporation Law of the State of Delaware and the Company’s Second Amended and Restated Certificate of Incorporation and Bylaws, as amended. Members of the Board are kept informed of the Company’s business through discussions with the Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

For the period from May 2013 to May 2014, the Board had five members. Since May 2014 to the present, the Board has seven members. The Board met five times during 2015. During 2015, no director attended less than 75% of the combined Board of Directors and Committee meetings. The Board has determined that Messrs. Akin, Klimek, and Henry are independent based on the application of the rules and standards of the Nasdaq Stock Market.

Board Leadership Structure

As is often common practice among public companies of our size in the United States, our Board of Directors has appointed the Company’s Chief Executive Officer to serve as Chairman of the Board. In his position as Chief Executive Officer, Mr. Montgomery is responsible for the direction and leadership of the Company and oversees the development and execution of the Company’s strategic plans. In his role as Chairman of the Board, he presides over the meetings of the Board of Directors and communicates the decisions and directives of the Board to management. The Board of Directors believes that the combination of these two roles provides the most efficient and effective leadership model for the Company by enhancing the Chairman and Chief Executive Officer’s ability to provide perspective and direction with regard to business strategies and plans to both the Board and management, allowing for unified leadership and focus.

Notwithstanding the Board’s decision to appoint the Chief Executive Officer as Chairman of the Board of Directors, the Company has no bylaw or policy in place that mandates that the Chief Executive Officer serve as the Chairman of the Board. Our Board of Directors recognizes that depending on the circumstances, other leadership models, such as a separate independent Chairman of the Board, might be appropriate. Accordingly, the Board of Directors periodically evaluates its leadership structure.

The Board of Directors has not appointed a lead independent director at this time. The Board has evaluated whether appointing a lead independent director facilitates the ability of the Company’s independent directors to carry out their duties. The independent directors of the Board attend at least one executive session, and may call such further sessions as they deem necessary, at which only independent directors are present and at which the independent directors are free to discuss any aspect of the Company’s business and risk management without the influence of interested directors or management. In addition, all members of the Company’s Audit, Nominating and Compensation Committees have been determined by the Board of Directors to be independent based on the application of the rules and standards of the NASDAQ Stock Market.

Board Role in Risk Oversight

The Board of Directors plays an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee oversees management of financial risks through regular meetings with the Company’s independent registered public accounting firm and the Company’s Chief Financial Officer and Manager of Internal Audit. The Company’s Compensation Committee evaluates and addresses risks relating to executive compensation, our incentive compensation plans and other compensatory arrangements. The Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire Board of Directors is regularly informed through committee reports and management presentations to the full Board about these and other operational risks.

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Committees of the Board of Directors

The Board of Directors has standing Audit, Nominating, and Compensation Committees.

Audit Committee

Since 2000, the Company has had a standing Audit Committee, which is presently composed of Messrs. Henry (Chairman), Klimek, and Thibodeau. Mr. Henry has been designated and is the Company’s “Audit Committee Financial Expert” pursuant to Item 401 of Regulation S-K of the Securities Exchange Act of 1934. The Audit Committee held eight meetings during fiscal year 2015, including quarterly meetings with management, the Manager of Internal Audit and the independent registered public accounting firm to discuss the Company’s financial statements and control systems. Mr. Henry and each appointed member of the Committee satisfies the definition of “independent” as that term is defined in the rules governing companies whose stock is traded on the Nasdaq Stock Market. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee Charter has been posted and can be viewed on the Company’s Internet website at http://www.reliv.com under the section entitled “Investor Relations.” In addition, the Audit Committee has adopted a complaint monitoring procedure to enable confidential and anonymous reporting to the Audit Committee of concerns regarding, among other things, questionable accounting or auditing matters.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management and the Company’s independent registered public accounting firm, Ernst & Young LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and internal controls.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s application of accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) including but not limited to those matters required to be discussed by PCAOB Auditing Standard No. 16. In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and the Company including the matters in the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding its communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit of the Company’s financial statements. The Audit Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

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In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also recommended, subject to stockholder approval, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Robert M. Henry, Audit Committee Chair

John M. Klimek, Member

David T. Thibodeau, Member

Nominating Committee

The Nominating and Governance Committee consists of three directors, Messrs. Akin (Chairman), Klimek and Henry. The Nominating Committee does not have a charter. The Board of Directors has determined that each of the members of the Nominating Committee is independent as defined in the listing standards for the Nasdaq Stock Market.

The Nominating Committee has not adopted a formal policy with regard to consideration of director candidates recommended by security holders. The Company believes that the continuing service of qualified incumbent members of the Board of Directors promotes stability and continuity at the Board level, contributes to the Board’s ability to work as a collective body and provides the benefit of familiarity and insight into the Company’s affairs. Accordingly, the process of the Nominating Committee for identifying nominees reflects the Company’s practice of re-nominating incumbent directors who continue to satisfy the criteria for membership on the Board. For vacancies which are anticipated on the Board of Directors, the Nominating Committee intends to seek out and evaluate potential candidates from a variety of sources that may include recommendations by security holders, members of management and the Board of Directors, consultants and others. The minimum qualifications for potential candidates for the Board of Directors include demonstrated business experience, decision-making abilities, personal integrity and a good reputation. While diversity is not a leading factor in the Nominating Committee’s evaluation of potential candidates and there is no formal policy for considering diversity when nominating a potential director, it is a consideration that is evaluated along with other qualifications of potential candidates. In light of the foregoing, it is believed that a formal policy and procedure with regard to consideration of director candidates recommended by security holders is not necessary in order for the Nominating Committee to perform its duties.

The Nominating Committee did not meet in 2015. All of the independent directors of the Board of Directors participated in the nominating process and, in separate session, voted in favor of recommending to the Board of Directors the nomination of each of the nominees for election as directors.

Compensation Committee

The Compensation Committee consists of three directors: Messrs. Klimek (Chairman), Henry and Akin. The Board has determined that each of the members of the Compensation Committee is independent as defined in the listing standards for the Nasdaq Stock Market. The Compensation Committee reviews and acts on the Company’s executive compensation and employee benefit and retirement plans, including their establishment, modification and administration. It also determines the compensation of the Chief Executive Officer and certain other executive officers, including incentive compensation programs and stock options. The Compensation Committee has a charter which has been posted and can be viewed on the Company’s Internet website at http://www.reliv.com under the section entitled “Investor Relations.” The Compensation Committee met four times in 2015.

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EXECUTIVE COMPENSATION

The Company is a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Securities Exchange Act of 1934 and has elected to comply with certain of the requirements applicable to smaller reporting companies in connection with this proxy statement.

SUMMARY COMPENSATION TABLE

The following table sets forth the annual and long-term compensation for the fiscal years ended December 31, 2015 and 2014, respectively, of the Company’s Principal Executive Officer and each of the two other most highly compensated executive officers. These individuals, including the Chief Executive Officer, are collectively referred to in this proxy statement as the Named Executive Officers.

					Non-Equity	All Other
				Option	Incentive Plan	Compensation
Name and Principal Position	Year	Salary	Bonus	Awards (1)	Compensation (2)	(3, 4, 5, 6, 7)

Robert L. Montgomery	2015	$610,494	$-	$-	$-	$62,015
Chairman and Chief Executive	2014	$631,915	$-	$-	$3,348	$67,298
Officer

Carl W. Hastings	2015	$342,000	$-	$-	$-	$28,368
Vice Chairman, Chief Scientific	2014	$354,000	$-	$-	$3,348	$30,855
Officer

Donald E. Gibbons, Jr.	2015	$144,000	$84,946	$18,882	$-	$-
Sr. Vice-President, U.S. Sales	2014	$111,080	$19,091	$-	$-	$-

(1)	Reflects the compensation expense recognized in 2015 for stock option awards under FASB ASC Topic 718 as reported in the Company’s audited financial statements. Refer to Note 7 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of the relevant assumptions used in calculating the compensation expense. Option awards do not include value of performance-based options granted to each of the named officers, as vesting is not probable at this time. The maximum value of the performance-based options for each named officer is as follows: Donald E. Gibbons, Jr., $44,058. No option grants were made to any of the Named Executive Officers in 2014.
(2)	Amounts determined solely under the Company’s Incentive Compensation Plan. No amounts were earned under the Plan in 2015.
(3)	Amounts for 2015 include matching 401(k) contributions as follows: Robert L. Montgomery, $2,400; and Carl W. Hastings, $2,400.
(4)	No Company contributions were made to the Employee Stock Ownership Plan in 2015.
(5)	Amounts for 2015 include life insurance allowance paid for Robert L. Montgomery of $39,000 and Carl W. Hastings of $16,368.
(6)	Amounts for 2015 include value of automobile provided for Robert L. Montgomery of $18,229 and automobile allowance provided to Carl W. Hastings of $9,600.
(7)	All Other Compensation amount for Robert L. Montgomery includes financial planning services of $2,396 paid in 2015.

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Narrative Disclosure for Summary Compensation Table

Employment Agreements with Our Named Executive Officers

In June 2007, the Company entered into an Employment Agreement with Robert L. Montgomery replacing a prior agreement. The agreement, as amended, is for a term of employment commencing on January 1, 2007 and expiring on December 31, 2009 with a provision for automatic one-year renewal terms, and provides for Mr. Montgomery to receive base annual compensation during the term of not less than $600,000. Mr. Montgomery is also to participate in the Company’s annual incentive compensation and the Company’s long-term equity incentive compensation plans and such other compensation plans as the Company may from time to time have for executives. In the event of Mr. Montgomery’s death during the term of the agreement, payments equal to the total compensation that would have been paid to Mr. Montgomery under the agreement, but for his death, will be made to his heirs for a period of six months. The agreement also allows Mr. Montgomery the option to reduce his level of service to the Company by approximately one-half with a corresponding decrease in base annual compensation and a reduction of 25% of his incentive compensation, after a requisite waiting period. Mr. Montgomery also has the option to terminate his active service and continue in a consulting capacity. The term of the consulting period will be 15 years and Mr. Montgomery will receive approximately 30% of his prior average annual cash compensation over the five years immediately preceding the earlier of (1) his election to terminate his employment and continue to serve the Company as a consultant or (2) his election to continue his employment at a reduced rate of service and compensation. The agreement includes the obligation of Mr. Montgomery to maintain the confidentiality of the Company’s confidential information and contains a covenant of Mr. Montgomery not to compete with the Company. In addition, for a period of at least 20 years following the termination of the agreement, the Company has the right to continue its use of Mr. Montgomery’s name and likeness in consideration of a $10,000 annual fee paid to Mr. Montgomery or his heirs.

In March 2014, the Company entered into an Employment Agreement with Dr. Hastings effective as of January 2013 that replaced a prior agreement. The term of employment under the agreement is for a period commencing on January 1, 2013 and expiring on December 31, 2019. For the period from January 1, 2013 to December 31, 2016, Dr. Hastings is to devote full time to his duties and is to receive base salary at the rate of $30,000 per month. For the period from January 1, 2017 to December 31, 2019, he is to devote approximately one-half of his time to his duties and is to receive a base salary at the rate of $22,500 per month. Dr. Hastings is also to participate in the Company’s annual incentive compensation and the Company’s long-term equity incentive compensation plans and such other compensation plans as the Company may from time to time have for executives. Upon expiration of the term of employment and a requisite waiting period, Dr. Hastings will be retained to provide consulting services to the Company for a term expiring on June 30, 2029. During the consulting term, the Company will pay Dr. Hastings the sum of $13,000 per month, such amount to be adjusted periodically based upon changes in the National Consumer Price Index. In the event of Dr. Hastings’ death during the term of the agreement, payments equal to the cash compensation that would have been paid to Dr. Hastings under the agreement, but for his death, will be made to his heirs for a period of six months. During the term of the agreement, and thereafter for a period of 20 years in consideration of the payment of $10,000 annually, the Company will be entitled to use the name and likeness of Dr. Hastings in connection with the Company’s promotional materials and activities. The agreement also includes the obligation of Dr. Hastings to maintain the confidentiality of the Company’s confidential information and to hold any and all inventions made or conceived by him during the term of the agreement as the Company’s fiduciary and a covenant of Dr. Hastings not to compete with the Company.

On September 16, 2014, the Company entered into an Employment Agreement with Donald E. Gibbons, Jr. to employ Mr. Gibbons as Senior Vice President of U.S. Sales. The term of employment under the agreement is for a period of five years expiring on September 30, 2019. Mr. Gibbons is to devote full time to his duties and is to receive a base salary at the rate of $12,000 per month and additional compensation equal to 0.15% of retail sales in the United States. Mr. Gibbons is also to participate in the Company’s long-term equity incentive compensation plans and such other compensation plans as the Company may from time to time have for executives. In the event of Mr. Gibbon’s death during the term of the agreement, payments equal to the cash compensation that would have been paid to Mr. Gibbons under the agreement, but for his death, will be made to his heirs for a period of six months. The agreement also includes the obligation of Mr. Gibbons to maintain the confidentiality of the Company’s confidential information, to hold any and all inventions made or conceived by him during the term of the agreement as the Company’s fiduciary and a covenant of Mr. Gibbons not to compete with the Company.

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Information Relating to Cash Incentives and Stock and Option Awards

Effective January 1, 2007, the Board of Directors, on the recommendation of the Compensation Committee, adopted an Incentive Compensation Plan providing for annual incentive compensation to be paid to executive and managerial employees of the Company. Under the Plan, designated Named Executive Officers and a number of other executive officers and managers receive incentive compensation payments, determined on a quarterly and annual basis, which are based upon the income from operations of the Company for the period if the profits exceed a threshold amount of quarterly income from operations in the amount of $500,000. The benefits under the Plan are divided into two Pools of compensation. Pool I (representing the largest pool of incentive compensation) covers senior executive officers who participate in the pool of incentive compensation based upon a percentage allocation made by the Compensation Committee each year. Pool II covers managers who are selected to participate in proportions determined by senior management. The Compensation Committee believes such incentive compensation motivates participants to achieve strong profitability which is viewed as the most significant element of corporate performance, provides rewards for strong corporate performance and aligns the incentive with the interests of the stockholders. Incentive compensation participation levels are generally determined during the first quarter of each fiscal year.

With respect to Pool I participants, the Compensation Committee, in consultation with management and the Chief Executive Officer, determines the participants and their relative level of participation during the first quarter of the year for a recommendation to the Board of Directors for formal approval. In determining participation and the level of participation each year, management and the Compensation Committee considers the executive’s responsibilities and individual performance during the prior year. For the fiscal year ended December 31, 2015, no amounts were earned under the Incentive Compensation Plan.

Long-Term Equity Incentives

At the Company’s Annual Meeting of Stockholders held in May 2014, the Company’s 2014 Incentive Stock Plan was approved by the stockholders. The Plan provides for the issuance of stock options or incentive stock grants of up to 1,000,000 shares of common stock of the Company. Upon approval by the stockholders of the 2014 Incentive Stock Plan, the Board provided that no further grants of option awards shall be made under any prior plan, and, since such time, stock options have been issued pursuant to the 2014 Incentive Stock Plan. As of December 31, 2015, 915,000 shares subject to option awards have been granted to certain executive officers and senior management of the Company under the 2014 Incentive Stock Plan.

Stock option grants are determined from time to time by the Compensation Committee in consultation with management. The actual grant for each executive is determined taking into consideration (i) individual performance, (ii) corporate performance and (iii) prior grants to, or stock ownership of the Company by, the executive. Generally, stock options are granted with an exercise price equal to or greater than the closing price of the Company’s common stock on the NASDAQ Global Select Market on the date of the grant.

In 2015, the Board of Directors authorized the following grants of stock options to the Named Executive Officer:

Donald E. Gibbons, Jr.	115,000 shares

Mr. Gibbons was awarded incentive stock options totaling 115,000 shares with a term of five years and a price of $1.11, the closing price of the Company’s stock on the NASDAQ exchange on the day before grant. These options were issued in three separate grants:

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One grant for 34,500 shares vests in 20% increments on each of March 10, 2016 through 2019, with the final 20% vesting on January 1, 2020. A second grant for 40,250 shares becomes fully vested when the Company’s consolidated trailing twelve-month Income from Operations exceeds $2.0 million, as reported in the Company’s financial statements filed with the SEC, excluding the expense recognition of all performance-based stock options under ASC 718. A third grant for an additional 40,250 shares becomes fully vested when the Company’s consolidated trailing twelve-month Income from Operations exceeds $4.3 million, as reported in the Company’s financial statements filed with the SEC, excluding the expense recognition of all performance-based stock options under ASC 718. All three grants expire on March 10, 2020.

We view participation by our executives in our Employee Stock Ownership Plan (the “ESOP”) as a component of long-term compensation. Shares purchased by the ESOP, or contributed to the ESOP, are allocated among participants based upon relative eligible compensation levels and subject to the vesting requirements of the ESOP.

Retirement Benefits

The Company maintains a 401(k) employee savings plan (the “401(k) Plan”) in which all salaried employees that have met the plan’s service requirements are eligible to participate. The Company also maintains the ESOP, which was adopted by the Company on September 1, 2006. Both plans are tax qualified retirement plans.

Under the 401(k) Plan, employees may contribute up to 15% of their eligible compensation to the 401(k) Plan and the Company will contribute a matching amount to the 401(k) Plan each year. The federal statutory limit for eligible compensation in 2015 was $265,000. Participating employees may direct the investment of individual and company contributions into one or more of the investment options offered by the 401(k) Plan, provided that, for new contributions, employees may not invest more than 15% in common stock of the Company. During 2014, the Company made matching contributions of 25% on employee contributions to the 401(k) Plan until October 1, 2014, and 10% thereafter, subject to statutory limits and top-heavy plan rules. The Company’s contributions to the 401(k) Plan totaled approximately $49,300 in 2015, which is subject to the vesting requirements of the 401(k) Plan.

Under the ESOP, all employees of the Company are eligible to participate in the ESOP and interests in the ESOP are allocated to participants based on relative eligible compensation. All contributions to the ESOP are made by the Company in the form of cash or stock and are discretionary. The maximum amount of contribution which the Company can make is 25% of the annual eligible compensation of employees after taking into account contributions to the 401(k) Plan. Shares of stock purchased by, or contributed to the ESOP, are allocated to participants based on qualified compensation and subject to the vesting requirements of the ESOP. During 2015, the Company elected not to make a contribution to the ESOP.

Other Benefits

The Company provides certain general employee benefits and health insurance plans of the type commonly offered by other employers. These benefits form part of our compensation philosophy because the Company believes they are necessary in order to attract, motivate and retain talented executives.

Supplemental Executive Retirement Plan

The Company sponsored a Supplemental Executive Retirement Plan (the “SERP”) that previously allowed certain executives to defer a portion of their annual salary and bonus into a grantor trust. A grantor trust was established to hold the assets of the SERP. The Company funded the grantor trust by paying the amount deferred by the participant into the trust at the time of deferral. Investment earnings and losses accrue to the benefit or detriment of the participants. The SERP also provided for a discretionary matching contribution by the Company not to exceed 100% of the participant’s annual contribution. The participants fully vested in the deferred compensation three years from the date they entered the SERP. The participants are not eligible to receive distributions under the SERP until retirement, death, or disability of the participant.

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In 2006, the SERP was amended to provide, among other things, that no new participants may be designated and no new or additional salary deferrals may be made. Accordingly, none of the named executive officers made a contribution to the SERP in 2015 and no Company additions or matches were provided. Carl W. Hastings is the only current executive officer of the Company who is a participant in the SERP.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015

The following table sets forth all outstanding equity awards to Named Executive Officers as of December 31, 2015. All awards are in the common stock of the Company.

	Option Awards
			Equity incentive
			plan awards:
	Number of Securities Underlying		Number of Securities	Option	Option
	Unexercised Options (#)		Underlying Unexercised	Exercise	Expiration
Name	Exercisable	Unexercisable	Unearned Options (#)	Price ($)	Date

Robert L. Montgomery	60,000	40,000	-	$1.32	1/10/2017	(1)
	-	-	35,750	1.32	1/10/2017	(2)
	-	-	64,250	1.20	1/10/2017	(2)

Carl W. Hastings	24,000	16,000	-	1.20	1/10/2017	(1)
	-	-	40,000	1.20	1/10/2017	(2)

Donald E. Gibbons, Jr.	12,000	8,000	-	1.20	1/10/2017	(1)
	-	-	20,000	1.20	1/10/2017	(2)
	-	-	19,000	1.17	3/8/2018	(2)
	-	34,500	-	1.11	3/10/2020	(3)
	-	-	40,250	1.11	3/10/2020	(4)
	-	-	40,250	1.11	3/10/2020	(2)

(1)	Stock options granted to the named executive officers vests in 20% increments on each of January 11, 2013 through 2016, with final 20% vesting on November 1, 2016.
(2)	Stock options granted to the named executive officer become fully vested when the Company’s consolidated trailing twelve-month Income from Operations exceeds $4.3 million, as reported in the Company’s financial statements filed with the SEC, excluding the expense recognition of all performance-based stock options under ASC 718.
(3)	Stock option granted to the named executive officer vests in 20% increments on each of March 10, 2016 through 2019, with the final 20% vesting on January 1, 2020.
(4)	Stock options granted to the named executive officer become fully vested when the Company’s consolidated trailing twelve-month Income from Operations exceeds $2.0 million, as reported in the Company’s financial statements filed with the SEC, excluding the expense recognition of all performance-based stock options under ASC 718.

The Company has not issued any stock awards.

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EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the common stock of the Company authorized for issuance under the Company’s equity compensation plans as of December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	1,832,000	$1.16	25,000	(1)

Equity compensation plans not approved by security holders	-	-	-

Total	1,832,000	$1.16	25,000

(1)	Represents 25,000 shares of common stock available for issuance under the Company’s 2014 Incentive Stock Plan.

Payments upon Termination or Change of Control

The Company has no agreements with Named Executives or other executives of the Company under which payments are to be made in the event of change of control of the Company.

Under the Employment Agreement between the Company and Robert L. Montgomery, Mr. Montgomery has the right, to reduce his level of service to the Company by approximately one-half with a corresponding decrease in position and base annual compensation and a 25% decrease in incentive compensation. Mr. Montgomery also has the option to terminate his active service and continue in a consulting capacity. The term of the consulting period will be 15 years and Mr. Montgomery will receive approximately 30% of his prior average annual compensation over the previous five years or last five years of his full-time employment as a consulting fee. In the event of Mr. Montgomery’s death during the term of the agreement, payments equal to his total compensation under the agreement will be made to his heirs for a period of six months. In addition, for a period of 20 years following termination of the agreement, the Company has the right to continue its use of Mr. Montgomery’s name and likeness in consideration of a $10,000 annual fee payable to Mr. Montgomery or his heirs.

Under the Employment Agreement between the Company and Carl W. Hastings, upon expiration of the term of employment, Dr. Hastings will be retained to provide consulting services to the Company through June 30, 2028. During the consulting term, the Company will pay Dr. Hastings the sum of $13,000 per month, such amount to be adjusted periodically based upon changes in the National Consumer Price Index. In the event of Dr. Hastings’ death during the term of the agreement, payments equal to his cash compensation under the agreement will be made to his heirs for a period of six months. In addition, for a period of 20 years following termination of the agreement, the Company has the right to continue its use of Dr. Hastings’ name and likeness in consideration of a $10,000 annual fee payable to Dr. Hastings or his heirs.

Under the Employment Agreement between the Company and Donald E. Gibbons, Jr., Mr. Gibbons may terminate the agreement by providing the Company with 180 days’ notice. The Company may terminate the agreement prior to the expiration of the term upon an event of default by Mr. Gibbons or upon the permanent mental or physical incapacity of Mr. Gibbons. In the event of termination by the Company or Mr. Gibbons, the Company will pay Mr. Gibbons for all accrued compensation through the date of termination. In the event of Mr. Gibbon’s death during the term of the agreement, the agreement immediately terminates and payments equal to the cash compensation that would have been paid to Mr. Gibbons under the agreement, but for his death, will be made to his heirs for a period of six months.

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DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)	All Other Compensation ($)	Total ($)

Stephen M. Merrick	$-	$-	$216,000	$216,000
John B. Akin	41,000	-	-	41,000
John M. Klimek	43,000	-	-	43,000
Robert M. Henry	43,000	-	-	43,000
David T. Thibodeau	42,000	-	-	42,000

(1)	No stock option grants were given to these directors in 2015. At December 31, 2015, the aggregate number of outstanding options held by each director was as follows:

Name	Options Outstanding
Stephen M. Merrick	40,000
John B. Akin	5,000
John M. Klimek	5,000
Robert M. Henry	—
David T. Thibodeau	—

Narrative Description of Director Compensation

Members of the Board of Directors who are not employees receive a monthly fee of $2,000 and $1,500 per attendance at meetings in person of the Board of Directors or any committees of the Board of Directors, and $1,000 per attendance at meetings via conference call, up to a maximum of $3,000 per day.

Certain Relationships and Related Transactions

Robert L. Montgomery, the Chief Executive Officer and Chairman of the Board, is the father of R. Scott Montgomery and Ryan A. Montgomery. R. Scott Montgomery is the President of Reliv Asia Pacific and as a result of serving in such capacity, the Company paid him cash compensation of $207,100 in 2015 and $227,225 in 2014. Ryan A. Montgomery is President of the Company and as a result of serving in such capacity, the Company paid him cash compensation of $196,190 in 2015 and $215,922 in 2014. Ronald McCain is the son-in-law of the Chief Executive Officer and Chairman of the Board, Robert L. Montgomery. Ronald McCain was Vice President – Sales Development until June 1, 2014. On June 1, 2014, Mr. McCain became an independent distributor of the Company. He was paid cash compensation of $156,350 in aggregate in 2014 for his prior position and his new role with the Company. In 2015, he was paid cash compensation of $137,261 as an independent distributor of the Company.

Dr. Carl W. Hastings, Vice Chairman, Chief Scientific Officer and director, is the father of Steven G. Hastings and Brett M. Hastings. Steven G. Hastings is Executive Vice President, Sales and Marketing and as a result of serving in such capacity, the Company paid him cash compensation of $181,750 for 2015 and $197,627 for 2014. Brett M. Hastings is Senior Vice President, Chief Operating Officer and as a result of serving in such capacity, the Company paid him cash compensation of $173,300 for 2015 and $186,833 for 2014.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the Nasdaq Stock Market. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Form 5’s were required, the Company believes that during calendar year 2015, all of the officers, directors and ten percent beneficial owners of the Company complied with all applicable Section 16(a) filing requirements, except that on one occasion Ryan A. Montgomery filed a nominally late Form 4 for a transaction.

Code of Ethics

The Company has adopted a code of ethics that applies to senior executive and financial officers. The Company’s Code of Ethics seeks to promote (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (2) full, fair, accurate, timely and understandable disclosure of information to the Commission, (3) compliance with applicable governmental laws, rules and regulations, (4) prompt internal reporting of violations of the Code of Ethics to predesignated persons, and (5) accountability for adherence to the Code of Ethics. A copy of the Company’s Code of Ethics has been posted to and can be viewed on the Company’s Internet website at http://www.reliv.com under the section entitled “Investor Relations.”

PROPOSAL TWO - APPROVAL OF AN AMENDMENT TO THE COMPANY’S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK

The Board of Directors (“Board”) has adopted and is submitting for stockholder approval an amendment to our Second Amended and Restated Certificate of Incorporation to effect a reverse stock split at a ratio that is not less than 1:3 nor greater than 1:7, with the final ratio to be selected by the Board in its discretion following stockholder approval. As the Company is a Delaware corporation, the Board must recommend and communicate the basis for its determination as to any amendment to our Second Amended and Restated Certificate of Incorporation, and submit the amendment to stockholders for their approval. Approval of Proposal Two requires the vote of a majority of the issued and outstanding shares entitled to vote.

The proposed amendment to our Second Amended and Restated Certificate of Incorporation includes a range of exchange ratios for the reverse stock split because it is not possible to predict market conditions at the time the reverse split would be implemented. If stockholders approve this proposal at the annual meeting, the Board will be authorized to implement a reverse stock split at a ratio within the range, or to abandon the reverse stock split as determined in the discretion of the Board. This authorization will remain effective until the first anniversary of the annual meeting, or, if shorter, until the Company regains compliance with the NASDAQ Stock Market (“NASDAQ”) listing requirements as further described below, including any extensions granted by NASDAQ to regain compliance, or the Company is delisted. The Board will set the ratio for the reverse stock split or abandon the reverse stock split as it determines what is advisable and in the best interests of the Company considering relevant market conditions at the time the reverse stock split is to be implemented or abandoned. No further action on the part of the stockholders would be required to either effect a reverse stock split or abandon it.

The form of the proposed amendment to our Second Amended and Restated Certificate of Incorporation to effect the reverse stock split is attached to this Proxy Statement as Appendix A. The amendment will effect a reverse stock split of our common stock at a ratio that is not less than 1:3 nor greater than 1:7, with the final ratio to be selected by the Board in its discretion following stockholder approval. The Board, in its discretion, may elect to effect any one (but not more than one) of the reverse split ratios within that range upon receipt of stockholder approval, or none of them if the Board determines in its discretion not to proceed with the reverse stock split. We believe that the availability of alternative reverse split ratios will provide the Company with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for the Company and its stockholders. In determining which reverse stock split ratio to implement, if any, following the receipt of stockholder approval, the Board may consider, among other things, factors such as:

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•	the historical trading price and trading volume of our common stock;

•	the then prevailing trading price and trading volume of our common stock and the anticipated impact of the reverse stock split on the trading market for our common stock;

•	our ability to continue our listing on NASDAQ; and

•	prevailing general market and economic conditions.

To avoid the existence of fractional shares of our common stock, stockholders who otherwise would be entitled to receive any fraction that results from the reverse stock split shall be entitled to receive cash (without interest or deduction) in lieu of such fractional interest in an amount equal to the product of (a) the fraction of one share owned by the stockholder following the reverse stock split multiplied by (b) the average closing sale price of the common stock on the NASDAQ Stock Market for the five trading days ending the last business day before the date the Certificate of Amendment is filed with Secretary of State of the State of Delaware.

As of March 24, 2016, the Company had approximately 12,922,535 shares of common stock issued and outstanding. Based on the number of shares of common stock currently issued and outstanding, immediately following the completion of the reverse stock split, and, for illustrative purposes only, assuming a 1:5 reverse stock split, we would have approximately 2,584,507 shares of common stock issued and outstanding (without giving effect to the treatment of fractional shares). The actual number of shares outstanding after giving effect to the reverse stock split will depend on the reverse split ratio that is ultimately selected by the Board. We do not expect the reverse stock split itself to have any economic effect on our stockholders, debt holders or holders of options or restricted stock.

There are no plans, arrangements or understandings of the Company or between the Company and any other person relating to the issuance of any newly authorized shares of stock if the reverse stock split is approved by stockholders and implemented by the Board under such authority.

Purpose of the reverse stock split

The Board authorized the reverse split of our common stock with the primary intent of increasing the price of our common stock in order to continue to meet NASDAQ’s price criteria for continued listing. Our common stock is publicly traded and listed on NASDAQ Global Select Market under the symbol “RELV.” The Board believes that, in addition to increasing the price of our common stock, the reverse stock split would also make our common stock more attractive to a broader range of institutional and other investors. Accordingly, for these and other reasons discussed below, we believe that effecting the reverse stock split is in the Company’s and its stockholders’ best interests.

On October 30, 2015, we received a written notice from NASDAQ that the Company has not been in compliance with the minimum bid price requirement set forth in NASDAQ Listing Rule 5450(a)(1) for a period of 30 consecutive business days. NASDAQ Listing Rule 5450(a)(1) requires listed securities to maintain a minimum closing bid price of $1.00 per share, and NASDAQ Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum closing bid price requirement exists if the deficiency continues for a period of 30 consecutive business days.

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In accordance with NASDAQ Listing Rule 5810(c)(3)(A), we are provided a compliance period of 180 calendar days from the date of the notice, or until April 27, 2016, to regain compliance with the minimum closing bid price requirement. If we do not regain compliance during the compliance period ending April 27, 2016, we may be afforded a second 180 calendar day period to regain compliance. To qualify for the second compliance period, we must (i) meet the continued listing requirement for market value of publicly-held shares and all other initial listing standards for the NASDAQ Stock Market, with the exception of the minimum closing bid price requirement and (ii) notify NASDAQ of our intent to cure the deficiency. After achieving compliance, shares will be listed on the NASDAQ Capital Market. We can achieve compliance with the minimum closing bid price requirement if, during either compliance period, the minimum closing bid price per share of our common stock is at least $1.00 for a minimum of ten consecutive business days. We anticipate that our shares of common stock will be listed and traded on the NASDAQ Global Select Market during the compliance period(s).

  If we are unable to comply with NASDAQ’s continued listing standards, including its minimum closing bid price requirements, our common stock may be suspended from trading on and/or delisted from NASDAQ. The delisting of our common stock from NASDAQ is likely to reduce the trading volume and liquidity in our common stock and may lead to further decreases in the trading price of our common stock. The delisting of our common stock may also materially impair our stockholders’ ability to buy and sell shares of our common stock. In addition, the delisting of our common stock could significantly impair our ability to raise capital if we required additional capital to meet our business needs. The Board has determined that an amendment to the Company’s Second Amended and Restated Certificate of Incorporation to effect a reverse stock split with the intent of raising the price per share of the Company’s common stock is necessary in connection with the continued listing of our common stock on NASDAQ, and is in the best interests of our stockholders.

We also believe that an increase in the per-share price of our common stock could encourage increased investor interest in our common stock and possibly promote greater liquidity for our stockholders. We believe that the current low per-share price of our common stock has had a negative effect on the marketability of our common stock. We believe there are several reasons for this effect. First, many institutional investors view stocks trading at low prices as unduly speculative in nature and, as a result, avoid investing in such stocks. Second, because the brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current per-share price of our common stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that constitute a higher percentage of their total share value than would be the case if the share price of our common stock were substantially higher. This factor may also limit the willingness of institutional investors to purchase our common stock. Third, a variety of policies and practices of brokerage firms discourage individual brokers within those firms from dealing in low-priced stocks. These policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that make the handling of low-priced stocks unattractive to brokers from an economic standpoint. Fourth, many brokerage firms are reluctant to recommend low-priced stocks to their customers. Finally, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of low-priced stocks.

Effectiveness of reverse stock split

The reverse stock split, if approved by our stockholders, would become effective upon the filing, acceptance and recording (the “Effective Date”) of the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation with the Delaware Secretary of State. The Board must use one of the approved ratios or it can choose not to do a reverse stock split at all. However, the exact timing of the filing of the Certificate of Amendment will be determined by the Board based on its evaluation as to when such action will be the most advantageous to our Company and our stockholders, and the Board will have discretion as to when to file the amendment with the Delaware Secretary of State. In addition, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the reverse stock split if, at any time prior to filing the amendment, the Board, in its sole discretion, determines that it is no longer in our Company’s best interests and the best interests of our stockholders to proceed with the reverse stock split.

Reducing the number of outstanding shares of our common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business (including the market’s perception of and reaction to a proposal for or the implementation of a reverse stock split) may adversely affect the market price of our common stock. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase significantly following the reverse stock split or that the market price of our common stock will not decrease in the future. Further, because the reverse stock split will reduce the number of shares of common stock available in the public market, the trading market for, and/or overall valuation of, the common stock may be harmed, particularly if the stock price does not increase to the level necessary for continued listing on NASDAQ.

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Effects of the Reverse Stock Split Generally

If the reverse stock split is approved and implemented, the principal effect will be to proportionately decrease the number of outstanding shares of our common stock based on the reverse stock split ratio selected by the Board. Our common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934, or the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of our common stock under the Exchange Act or the listing of our common stock on NASDAQ. Following the reverse stock split, our common stock will continue to be listed on NASDAQ under the symbol “RELV,” although it will be considered a new listing with a new CUSIP number.

Proportionate voting rights and other rights of the holders of our common stock will not be affected by the reverse stock split. For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to the effectiveness of the reverse stock split will generally continue to hold 2% of the voting power of the outstanding shares of our common stock after the reverse stock split. The number of stockholders of record will not be affected by the reverse stock split. If approved and implemented, the reverse stock split may result in some stockholders owning “odd lots” of fewer than 100 shares of our common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. The Board believes, however, that these potential adverse effects are outweighed by the potential benefits of the reverse stock split.

Effect of the reverse stock split on Registration and Voting Rights

Our common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split would not affect the registration of our common stock under the Exchange Act. After the reverse stock split, our common stock would continue to be reported on NASDAQ under the symbol “RELV” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

Proportionate voting rights and other rights of the holders of common stock would not be affected by the reverse stock split (other than being paid in cash for any fractional shares resulting from the post-reverse split stock). For example, a holder of 1% of the voting power of the outstanding shares of common stock immediately prior to the effective time of the reverse stock split would continue to hold 1% of the voting power of the outstanding shares of common stock after the reverse stock split. Although the reverse stock split would not affect the rights of stockholders or any stockholder’s proportionate equity interest in the Company (subject to the treatment of fractional shares), the number of authorized shares of common stock would not be reduced and would increase significantly the ability of the Board to issue such authorized and unissued shares without further stockholder action. The number of stockholders of record would not be affected by the reverse stock split.

Effect of the reverse stock split on the Authorized but Unissued Shares

The number of authorized but unissued shares of common stock effectively will be increased significantly by the reverse stock split. For example, based on the 12,922,535 shares of common stock outstanding on March 24, 2016 and 1,853,973 treasury shares, and the 30,000,000 shares of common stock that are authorized under the Second Amended and Restated Certificate of Incorporation, a reverse stock split would have the effect of increasing the number of authorized but unissued shares of common stock from 15,223,492 to a range of 25,074,497 to 27,889,070 depending on the applicable ratio.  The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. In addition, the effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect. Although we are not recommending the reverse stock split for this purpose, we could, subject to the Board’s fiduciary duties and applicable law, issue such additional authorized shares to purchasers who might oppose a hostile takeover bid or any efforts to amend or repeal certain provisions of our Second Amended and Restated Certificate of Incorporation or bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of the Company through a transaction opposed by the Board.

19

The par value of our common stock would remain at $0.001 per share following the Effective Date of the reverse stock split.

Effect of the reverse stock split on Issued and Outstanding Shares

After the effective date of the reverse stock split, each stockholder will own fewer shares of common stock.  However, the reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except to the extent the reverse stock split results in any stockholders receiving cash in lieu of fractional shares as described below.

The reverse stock split will reduce the total number of issued and outstanding shares of common stock by the reverse split ratio determined by the Board within the limits set forth in this proposal.  The Company currently has 12,922,535 shares of common stock issued and outstanding.  For purposes of illustration, if the Board chooses to implement a 1:3 reverse split, the number of issued and outstanding shares of common stock after the reverse stock split would be 4,307,512 and if the Board chooses to implement an 1:7 reverse split, the number of issued and outstanding shares of Common stock after the reverse stock split would be 1,846,076.

Effect of the reverse stock split on Stock Options

The reverse stock split would reduce the number of shares of common stock available for issuance under our 2014 Stock Incentive Plan (the “Plan”) in proportion to the applicable ratio of the reverse stock split. The total number of shares of common stock currently authorized for issuance but unissued at March 24, 2016, under the Plan is 25,000 (prior to giving effect to the reverse stock split).  A reverse stock split would have the effect of reducing the shares of common stock authorized for issuance under the Plan to range from between 8,333 to 3,571, depending on the applicable ratio.   We also have outstanding stock options to purchase shares of common stock. The reverse stock split will effect a reduction in the number of shares of common stock issuable upon exercise of such stock options in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options. For example, a pre-reverse split option to purchase 1,000 shares of common stock with an exercise price of $1.11 per share would be converted post-reverse split into an option to purchase, depending on the applicable ratio, 333 to 143 shares of common stock with an exercise price of $3.33 to $7.77 per share, respectively. In connection with the reverse stock split, a cash payment will be made in respect of any fractional shares resulting from exercise of the option.

Effective Date

If the proposed reverse stock split is approved at the Annual Meeting and the Board elects to proceed with the reverse stock split within the range of the stated ratios, the reverse stock split would become effective when the filing of the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation is accepted and recorded by the office of the Secretary of State of the State of Delaware, although the exact timing of the filing will be determined by the Board based on its determination that such action will be in the best interests of the Company and its stockholders as discussed above. Except as explained below with respect to fractional shares, on the Effective Date, shares of common stock issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, combined, converted and changed into new shares of common stock in accordance with the reverse stock split ratio determined by the Board within the range set forth in this proposal.

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Exchange of Stock Certificates

Stockholders holding shares of common stock in certificate form will be sent a transmittal letter by American Stock Transfer and Trust Company, LLC, our transfer agent, after the effectiveness of the reverse stock split.  The letter of transmittal will contain instructions on how a stockholder should surrender its, his or her certificate(s) representing shares of common stock (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse stock split common stock (“New Certificates”).  No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent.  No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates for New Certificates registered in the same name.

Upon surrendering all Old Certificates together with a properly completed and executed letter of transmittal, stockholders will receive a New Certificate(s) representing the number of whole shares of common stock which they are entitled as a result of the reverse stock split.

If an Old Certificate has a restrictive legend on the back of the Old Certificate, the New Certificate will be issued with the same restrictive legend that is on the back of the Old Certificate.  Any stockholder whose Old Certificate has been lost, destroyed or stolen will be entitled to a New Certificate only after complying with the requirements that the Company and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

Stockholders who hold uncertificated shares, either as direct or beneficial owners, will have their holdings electronically adjusted by the transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the reverse stock split.

Upon completion of the reverse stock split, the Company intends to treat shares of common stock held by stockholders in “street name,” that is, through a bank, broker or other nominee, in the same manner as stockholders whose shares of common stock are registered in their names.  Banks, brokers or other nominees will be asked to effect the reverse stock split for their beneficial holders. However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split.  If a stockholder holds shares of common stock with a bank, broker or other nominee and has any questions in this regard, the stockholder is encouraged to contact the stockholder’s bank, broker or other nominee.

YOU SHOULD NOT SEND YOUR OLD CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM OUR TRANSFER AGENT.

As soon as practicable after the surrender to the transfer agent of any Old Certificate(s), together with a properly completed and duly executed transmittal letter and any other documents the transfer agent may specify, the transfer agent will deliver to the person in whose name such Old Certificate(s) had been issued a New Certificate registered in the name of such person.

Until surrendered as contemplated herein, a stockholder’s Old Certificate(s) shall be deemed at and after the Effective Date to represent the number of full shares of our common stock resulting from the reverse stock split. Until stockholders have returned their properly completed and duly executed transmittal letter and surrendered their Old Certificate(s) for exchange, stockholders will not be entitled to receive any other distributions, if any, that may be declared and payable to holders of record following the reverse stock split.

Any stockholder whose Old Certificate(s) have been lost, destroyed or stolen will be entitled to a New Certificate only after complying with the requirements that we and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any Old Certificate(s), except that if any New Certificate is to be issued in a name other than that in which the Old Certificate(s) are registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay to us any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

21

Fractional Shares

We do not currently intend to issue fractional shares in connection with the reverse stock split. Therefore, each stockholder would receive cash in lieu of fractional shares in an amount equal to the product of (a) the fraction of one share owned by the stockholder following the reverse stock split multiplied by (b) the average closing sale price of the common stock on the NASDAQ Capital Market for the five trading days ending the last business day before the date the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation is filed with Secretary of State of the State of Delaware.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights or appraisal rights with respect to the reverse stock split described in this Proposal Two, and we will not independently provide our stockholders with any such rights.

Certain Material U.S. Federal Income Tax Consequences of the reverse stock split

The following summary of the federal income tax consequences of a reverse stock split is based on current law, including the Internal Revenue Code of 1986, as amended (the “Code”), and is for general information only.  The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder, and the discussion below may not address all the tax consequences for a particular stockholder.  For example, foreign, state and local tax consequences are not discussed below.  The summary does not address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the reverse stock split, and there can be no assurance the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge. EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH HOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH HOLDER.

The Company

We believe the reverse stock split will constitute a reorganization as described in Section 368(a)(1)(E) of the Code. Accordingly, the Company will not recognize taxable income, gain or loss in connection with the reverse stock split.

The Stockholders

The receipt of new shares from a reverse stock split will not result in the recognition of gain or loss to a stockholder for federal income tax purposes.  The adjusted basis of the new shares of common stock will be the same as the adjusted basis of old shares of common stock exchanged for such new shares of common stock.  The holding period of the new, post-split shares of common stock resulting from implementation of the reverse stock split will include the stockholder’s respective holding period for the pre-split shares of common stock exchanged for the new shares of common stock.

The receipt of cash in lieu of a fractional share will be treated as though such fractional shares had been redeemed by the Company in exchange for the cash payment. Gain, if any, realized by such stockholders on the transaction will be recognized in an amount not in excess of the cash received. Recognized gain will be taxed either as a dividend to the extent of the stockholder’s ratable share of the Company’s earnings and profits (as that term is used in Section 316 of the Code), if any, or as capital gain. The determination whether the receipt of cash has the effect of the distribution of a dividend is made by applying the rules under Section 302 of the Code. The tax basis and holding period of such stockholder in shares of pre-reverse stock split common stock generally will carry over as the tax basis and holding period of such stockholder’s shares of post-reverse stock split common stock.

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Backup Tax Withholding

We are required to furnish to the record holders of common stock, other than corporations and other exempt holders, and to the IRS, information with respect to dividends paid on the common stock.

You may be subject to backup withholding with respect to proceeds received from a disposition of the shares of common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you (a) fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number; (b) furnish an incorrect TIN; (c) are notified by the IRS that you have failed to properly report payments of interest or dividends; or (d) fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your United States federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Accounting Consequences of the Reverse Stock Split

The par value per share of our common stock will remain unchanged at $0.001 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, stated capital attributable to our common stock will be reduced and additional paid-in-capital will be increased by the amount by which stated capital is reduced. Per share net income or loss will be increased because there will be fewer shares of common stock outstanding. We do not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the reverse stock split.

Approval Required

The affirmative vote of holders of a majority of the issued and outstanding shares of common stock entitled to vote on this proposal is required to approve the amendment of the Company’s Second Amended and Restated Certificate of Incorporation to effect the reverse stock split. Abstentions and “broker non-votes” have the same effect as negative votes on such proposal. This proposal to approve an amendment to our Second Amended and Restated Certificate of Incorporation to effect the reverse stock split is considered a routine matter and, as such, your broker may vote your shares without receiving your voting instructions.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT.

23

PROPOSAL THREE – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE COMPENSATION

We are requesting our stockholders to provide advisory approval of the compensation of our Named Executive Officers as disclosed in the Executive Compensation section of this Proxy Statement, including the compensation tables and narrative discussion set forth on pages 9 to 14 of this Proxy Statement. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

Background on Proposal

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and related SEC rules, stockholders are being given the opportunity to vote at the Annual Meeting on an advisory resolution regarding the compensation of our Named Executive Officers (commonly referred to as “say-on-pay”). The advisory resolution which will be presented and voted upon at the Annual Meeting is as follows:

RESOLVED, that the stockholders of Reliv International, Inc. hereby approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Executive Compensation section of this Proxy Statement, including the compensation tables and narrative discussion set forth on pages 9 to 14 of the Proxy Statement.

Effects of the Advisory Vote

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our Named Executive Officers and will not be binding on the Board of Directors or the Compensation Committee. However, the Compensation Committee and the Board of Directors will consider the outcome of the vote when making future executive compensation decisions.

Vote Required

The resolution approving, on an advisory basis, the compensation of our Named Executive Officers will be approved if a majority of the votes cast at the Annual Meeting are voted in favor of the proposal, assuming a quorum is present. A properly executed proxy marked “ABSTAIN” with respect to the proposal will not be voted or treated as a vote cast, although it will be counted for purposes of determining whether a quorum is present. Accordingly, an abstention will not affect the outcome of the proposal. Brokers are not entitled to use their discretion to vote uninstructed proxies with respect to the proposal, any such “broker non-votes” will not be deemed a vote cast.

Discussion

Our Compensation Committee and our Board of Directors, who are responsible for designing and administering our executive compensation program, have designed our executive compensation program to provide a competitive and internally equitable compensation program and benefits package that reflects company performance, job complexity and the value provided, while also promoting long-term retention, motivation and alignment with the long-term interests of the Company’s stockholders.

We encourage you to carefully review the Executive Compensation section of this Proxy Statement including the compensation tables and narrative discussion set forth on pages 9 to 14 of this Proxy Statement. We are asking you to indicate your support for the compensation of our Named Executive Officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation but rather the overall compensation of our Named Executive Officers. Accordingly, we are asking you to vote, on an advisory basis, “FOR” the foregoing resolution at the Annual Meeting.

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PROPOSAL FOUR - SELECTION OF AUDITORS

Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors has selected and approved Ernst & Young LLP as the independent registered public accounting firm to audit the Company’s financial statements for 2016, subject to ratification by the stockholders. It is expected that a representative of the firm of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS VOTE “FOR” SUCH RATIFICATION.

Fees Billed By Independent Registered Public Accounting Firm

The following table sets forth the amount of fees billed by Ernst & Young LLP for services rendered for the years ended December 31, 2015 and 2014:

	2015	2014

Audit Fees (1)	$365,900	$373,690
Audit-Related Fees	—	—
Tax Fees (2)	137,278	138,670

Total Fees	$503,178	$512,360

(1)	Includes the annual consolidated financial statement audit, limited quarterly reviews, reviews of registration statements and comfort letters, and statutory audits required internationally.
(2)	Primarily represents the preparation of tax returns and other tax compliance and consulting services.

All audit, tax, and other services to be performed by Ernst & Young LLP for the Company must be pre-approved by the Audit Committee. The Audit Committee reviews the description of the services and an estimate of the anticipated costs of performing those services. Services not previously approved cannot commence until such approval has been granted. Pre-approval is granted usually at regularly scheduled meetings. If unanticipated items arise between meetings of the Audit Committee, the Audit Committee has delegated approval authority to the chairman of the Audit Committee, in which case the chairman communicates such pre-approvals to the full committee at its next meeting. During 2015, all services performed by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with this policy.

The Audit Committee reviews all relationships with Ernst & Young LLP, including the provision of non-audit services, which may relate to the independent registered public accounting firm’s independence. The Audit Committee considered the effect of Ernst & Young LLP’s non-audit services in assessing the independence of the independent registered public accounting firm and concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Stockholder Proposals for 2017 Proxy Statement

Proposals by stockholders for inclusion in the Company’s Proxy Statement and form of Proxy relating to the 2017 Annual Meeting of Stockholders, which is scheduled to be held on May 25, 2017, should be addressed to the Secretary, Reliv’ International, Inc., P.O. Box 405, Chesterfield, Missouri 63006, and must be received at such address no later than 120 days prior to April 30, 2017. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and Proxy in accordance with applicable law. It is suggested that such proposal be forwarded by certified mail, return receipt requested.

25

Proxy Statement and Annual Report Delivery

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of the Company’s annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares.

You may request to receive at any time a separate copy of our annual report or proxy statement, or notify the Company that you do or do not wish to participate in householding by sending a written request to the Corporate Secretary at P.O. Box 405, Chesterfield, Missouri 63006 or by telephoning (636) 537-9715.

Stockholder Communications with the Board of Directors

Stockholders of the Company may communicate with the Board of Directors in writing addressed to:

Board of Directors
c/o Corporate Secretary
Reliv’ International, Inc.
P.O. Box 405
Chesterfield, Missouri 63006

The Secretary will review each communication from a stockholder. The Secretary will forward to the members of the Board of Directors each communication that (1) concerns the Company’s business or governance, (2) is not offensive and is legible in form and reasonably understandable in content, and (3) does not relate to a personal grievance against the Company or a Board member or further a personal interest not shared by the other stockholders generally.

The Company strongly encourages each of its directors to attend each Annual Meeting of the Company’s stockholders where attendance does not unreasonably conflict with the director’s other business and personal commitments. All of the members of the Board of Directors attended the 2015 Annual Meeting of Stockholders.

BY ORDER OF THE
BOARD OF DIRECTORS
Dated: April 11, 2016

/s/ Stephen M. Merrick
Stephen M. Merrick, Secretary

26

Appendix A

PROPOSED CERTIFICATE OF AMENDMENT TO THE SECOND

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

RELIV´ INTERNATIONAL, INC.

Pursuant to the provisions of the Delaware General Corporation Law, Reliv´ International, Inc., a Delaware corporation, hereby adopts the following Certificate of Amendment to its Second Amended and Restated Certificate of Incorporation:

ARTICLE I

The Second Amended and Restated Certificate of Incorporation of the Company is hereby amended by adding the following paragraph as Article Thirteen:

"Each [three (3) to seven (7) shares] of Common Stock either issued and outstanding or held by the corporation in treasury stock on the effective date of this Certificate of Amendment shall automatically be combined into one (I) validly issued, fully paid and non-assessable share of Common Stock, without any action by the holder thereof, subject to the treatment of fractional interests as described below (the "Reverse Stock Split"). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional share interests of Common Stock in connection with the Reverse Stock Split shall, with respect to such fractional interest, be entitled to receive cash (without interest or deduction) in lieu of such fractional interest in an amount equal to the product of (a) the fraction of one share owned by the stockholder following the Reverse Stock Split multiplied by (b) the average closing sale price of the Common Stock on the NASDAQ Capital Market for the five trading days ending on the last business day before the date before the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware. Each certificate that immediately prior to such combination represented shares of Common Stock ("Old Certificates") shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above."

ARTICLE II

This Certificate of Amendment has been approved in the manner required by the Delaware General Corporation Law and by the governing documents of the Company.

ARTICLE III

This Certificate of Amendment shall become effective when filed by the Secretary of State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed on its behalf by the duly authorized officer below this____ day of _______________, 2016.

RELIV´ INTERNATIONAL, INC.

By:
Robert L. Montgomery, its President

A-1

RELIV INTERNATIONAL, INC.
136 CHESTERFIELD INDUSTRIAL BLVD
CHESTERFIELD, MO 63005
ATTN:STEVEN ALBRIGHT

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1A Robert L. Montgomery	☐	☐	☐
1B Carl W. Hastings	☐	☐	☐
1C John B. Akin	☐	☐	☐
1D Robert M. Henry	☐	☐	☐
1E John M. Klimek	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

0000281756_1 R1.0.1.25

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com

RELIV INTERNATIONAL, INC.
Annual Meeting of Shareholders
May 26, 2016
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Robert L. Montgomery and Stephen M. Merrick or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of RELIV INTERNATIONAL, INC. that the stockholders(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 09:00 AM, CDT on May 26, 2016 at the Reliv International, Inc. Corporate Headquarters, 136 Chesterfield Industrial Blvd, Chesterfield, MO 63005, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000281756_2 R1.0.1.25

Continued and to be signed on reverse side